EXHIBIT 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Reports Increased 2005 Fourth Quarter and Year-End Preliminary Net Sales;
Expects 2005 EPS to be at Higher End of the Previously Announced Range

Oak Brook, IL - January 12, 2006 - RC2 Corporation (NASDAQ:RCRC) today announced that its preliminary net sales for the 2005 fourth quarter and calendar year increased approximately 11% and 32%, respectively, over the prior year’s fourth quarter and 2004 year net sales of $140.4 million and $381.4 million, respectively. Current year preliminary fourth quarter net sales, excluding approximately $0.4 million in net sales for the previously announced discontinued product lines, increased approximately 14% when compared with pro forma fourth quarter 2004 net sales, excluding $3.9 million in net sales from the discontinued product lines and the W. Britain product line, which was sold during the third quarter of 2005. Preliminary full year 2005 net sales, excluding approximately $4.6 million in net sales for the discontinued product lines and W. Britain product line, increased approximately 7% compared with pro forma full year 2004 net sales excluding $23.7 million in net sales from the aforementioned items. Net sales for 2004 include Playing Mantis, Inc. (Playing Mantis) from June 1, 2004 and The First Years Inc. (The First Years) from September 16, 2004. Pro forma net sales for 2004 assume that the Playing Mantis and The First Years acquisitions occurred as of January 1, 2004.

Based on information currently available, the Company expects that full year 2005 diluted earnings per share will be at the higher end of its previously announced range of $2.40 to $2.50, excluding the impact of amortization expense related to the 2004 acquisitions, the gain from the sale of the W. Britain product line and fourth quarter tax charges related to the repatriation of foreign funds under the American Jobs Creation Act.

The Company currently plans to report its 2005 fourth quarter and full year financial results on Tuesday, February 14, 2006 and plans to provide a 2006 financial outlook at that time.

The Company will be presenting at the 8th Annual ICR XChange conference this Friday, January 13, 2006. The presentation is scheduled to start at 11:45 a.m. ET and a webcast will be available live and in replay. To listen to the live webcast, go to the Company’s website at www.rc2corp.com.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Company’s website.

Company Description

RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages.  RC2’s infant and preschool products are marketed under its Learning Curve® family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street.  RC2 markets its collectible and hobby products under a portfolio of brands including Johnny Lightning®, Racing Champions®, Ertl®, Ertl Collectibles®, AMT®, Press Pass®, JoyRide® and JoyRide Studios®.  RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements

Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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